Grubb & Ellis Apartment REIT Reports First Quarter 2010 Distributions and FFO and FFO As
Adjusted

SANTA ANA, Calif. (May 13, 2010) – On Thursday, May 13, 2010, Grubb & Ellis Apartment REIT, Inc. filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 with the United States Securities and Exchange Commission. In connection with that report, the following is information regarding the company’s first quarter 2010 distributions and Funds From Operations (“FFO”) and FFO As Adjusted.

For the three months ended March 31, 2010, Grubb & Ellis Apartment REIT declared distributions of $2,557,000. For the same three month period, the company generated FFO of $1,113,000. Thus, FFO covered 44 percent of the company’s first quarter 2010 distributions. For the same three month period, Grubb & Ellis Apartment REIT had FFO As Adjusted of $2,048,000. Thus, FFO As Adjusted covered 80 percent of the company’s first quarter 2010 distributions. (See the reconciliation of FFO and FFO As Adjusted to net loss, as well as the calculation of FFO coverage and FFO As Adjusted coverage, below.)

Grubb & Ellis Apartment REIT’s management utilizes FFO and FFO As Adjusted in evaluating the operating performance of its real estate investments. FFO and FFO As Adjusted are supplemental performance measures not in accordance with U.S. generally accepted accounting principles (“GAAP”). FFO, which is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and widely recognized as a measure of operating performance of a real estate company, excludes items such as real estate depreciation and amortization, and gains and losses on the sale of real estate assets. In addition to real estate depreciation and amortization and gains and losses on the sale of real estate assets, FFO As Adjusted excludes mezzanine interest expense on the unsecured note payable to an affiliate incurred in connection with the acquisition of properties, acquisition related expenses and amortization of debt discount.

Grubb & Ellis Apartment REIT believes that FFO and FFO As Adjusted are more representative of the operating performance of its real estate portfolio. As such, the company believes FFO and FFO As Adjusted, in addition to net income (loss) and cash flows from operating activities, as defined by GAAP, are meaningful supplemental performance measures and are useful in understanding how our management evaluates ongoing operating performance. However, FFO and FFO As Adjusted are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of the performance of Grubb & Ellis Apartment REIT.

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to FFO and FFO As Adjusted, and the calculation of FFO coverage and FFO As Adjusted coverage for the three months ended March 31, 2010:

Three Months Ended
March 31, 2010

Net loss	$(1,818,000)
Add:
Depreciation and amortization — consolidated properties	2,931,000

FFO	$1,113,000

Mezzanine interest expense	101,000
Acquisition related expenses	800,000
Amortization of debt discount	34,000

FFO As Adjusted	$2,048,000

Distributions declared	$2,557,000

FFO coverage	44%

FFO As Adjusted coverage	80%

About Grubb & Ellis Apartment REIT
Grubb & Ellis Apartment REIT, Inc. is a publicly registered, non-traded real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments.  Grubb & Ellis Apartment REIT is seeking to raise up to approximately $1 billion in equity and to acquire a diversified portfolio of apartment communities with stable cash flows and growth potential in select U.S. metropolitan markets.  Grubb & Ellis Apartment REIT has acquired a geographically diverse portfolio of 14 apartment properties valued at approximately $358 million, based on purchase price.

Grubb & Ellis Apartment REIT is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.